SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM 8-K

                               CURRENT FORM



                Pursuant to Section 13 or 15(D) of the
                  Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported): March 26, 2003


                        NewMil Bancorp, Inc.
       (Exact name of registrant as specified in its charter)



          Delaware                   0-16455             06-1186389
   (State or other jurisdiction    (Commission       (I.R.S. Employer
         of incorporation)         File Number)     Identification No.)



   19 Main Street, P.O. Box 600, New Milford, CT            06776
     (Address of principal executive offices)             (Zip code)



                              (860) 355-7600
          (Registrant's telephone number, including area code)



                                    N/A
      (Former name or former address, if changed since last report)






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ITEM 5     Other Events
           ------------

           In a press release attached to this 8-K as Exhibit 20(i), the company announced that it has raised $10 million through a pooled trust-preferred securities offering.










                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           NEWMIL BANCORP, INC.
                           Registrant


March 26, 2003            By:     /s/  B. Ian McMahon
                              -------------------------
                               B. Ian McMahon
                          Its: Executive Vice President



















                               Page 2 of 3





March 26, 2003                                For Immediate Release


                NewMil Bancorp Raises $10 Million in
                 Trust-Preferred Securities Offering


New Milford, CT (March 26, 2003) NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced that it has raised $10 million through a pooled trust-preferred securities offering. The trust-preferred securities were issued by a newly established affiliate, NewMil Statutory Trust I.

The trust preferred securities will mature in 30 years and bear a fixed coupon of 6.40% for the first five years, and thereafter, the coupon rate will adjust quarterly at three-month LIBOR plus 3.15%. Interest on the securities is payable quarterly. NewMil may redeem the trust-preferred securities, in whole or in part, on or after March 26, 2008, or earlier under certain conditions.

The company expects to utilize the net proceeds from the offering for general corporate purposes, including providing capital to its subsidiary, NewMil Bank, and to repurchase currently issued and outstanding common stock. The net proceeds qualify as Tier I Core capital for regulatory purposes.

FTN Financial Capital Markets and Keefe Bruyette and Woods, Inc. acted as placement agents in the pooled offering.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 18 full-service banking offices and one special needs branch.


                                ****

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.


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